                                                                       EXHIBIT C


                       AGREEMENT AMONG CERTAIN SHAREHOLDERS OF
                                    CAR MART, INC.


    This Agreement is made and entered into this 27th day of April, 1992, effective as of April 9, 1992, among MORRIS GINSBURG ("Ginsburg"), IRWIN L. SANDLER ("Sandler"), and MILTON "BUD" KARSH ("Karsh") (who collectively may be referred to herein as the "Shareholders").

                                      RECITALS:

    A. On April 9, 1992, Karsh resigned as an officer and director of Car Mart, Inc., a Colorado corporation (the "Company").

    B. As a result of such resignation, Ginsburg and Sandler are the sole executive officers of the Company, with Ginsburg being the President and Chief Executive Officer and Sandler being the Senior Vice President, Secretary and Treasurer.

    C. The Company has issued approximately 1,610,000 shares of Class A Common Stock and 2,250,000 shares of Class B Common Stock. The Class A and Class B Common Stock vote together as one class. The Class A Common Stock has one vote per share while the Class B Common Stock has three votes per share. The Shareholders are the record and beneficial owners of all issued and outstanding shares of Class B Common Stock as follows:

                                            Shares of Class
              Name                           B Common Stock
              ----                          ---------------

         Ginsburg                               900,000
         Sandler                                450,000
         Karsh                                  900,000
                                                -------

         Total                                2,250,000
                                              ---------
                                              ---------

    D. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and automatically converts into Class A Common Stock upon death of the record holder or transfer of such stock except under limited circumstances.

    E. The Shareholders have jointly and severally guaranteed payment of substantial loans made to the Company and have significant interest in assuring that the present policies of management continue to be implemented.

    F. The Shareholders acknowledge and agree that it is extremely important that voting control over the Class B Common Stock be vested in the executive officers and principal shareholders of the Company so as to allow them to maintain control over the business and policies of the Company, not only for their personal benefit, but also for the benefit of all present and future shareholders of the Company.

                                                                       EXHIBIT C


    NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the shareholders agree as follows:

    1. Karsh agrees to irrevocably appoint Ginsburg as his proxy and attorney-in-fact (i) to vote 50% of all shares of Class B Common Stock now owned or hereafter acquired by Karsh and, except as stated below, any and all securities issued in exchange therefor or received in connection therewith by way of stock split, stock dividend or other distribution, conversion into Class A Common Stock or otherwise; (ii) to exercise all rights of conversion available to such securities; and (iii) to transfer such securities pursuant to the authority provided herein (the "Ginsburg Proxy"). The Ginsburg Proxy shall be in substantially the form of Exhibit A attached hereto and incorporated herein by this reference. Karsh agrees to promptly deliver certificates evidencing the Class B Common Stock subject to the Ginsburg Proxy to Ginsburg to hold in accordance with the terms of this Agreement.

    2. Karsh agrees to irrevocably appoint Sandler as his proxy and attorney-in-fact (i) to vote 50% of all shares of Class B Common Stock now owned or hereafter acquired by Karsh and, except as stated below, any and all securities issued in exchange therefor or received in connection therewith by way of stock split, stock dividend or other distribution, conversion into Class A Common Stock or otherwise; (ii) to exercise all rights of conversion available to such securities; and (iii) to transfer such securities pursuant to the authority provided herein (the "Sandler Proxy"). The Sandler Proxy shall be in substantially the form of Exhibit B attached hereto and incorporated herein by this reference. Karsh agrees to promptly deliver certificates evidencing the Class B Common Stock subject to the Sandler Proxy to Sandler to hold in accordance with the terms of this Agreement.

    3. The proxies and other powers granted in the Ginsburg Proxy and in the Sandler Proxy are coupled with an interest and shall be irrevocable notwithstanding the death or disability of Karsh. All securities which are at any time subject to the Ginsburg Proxy and the Sandler Proxy shall be collectively referred to as the "Proxy Securities."

    4. Karsh agrees not to take any action or suffer or allow the taking of any action which would or may cause conversion of the Proxy Securities and, accordingly, agrees that, without the prior written consent of both Ginsburg and Sandler, he will not assign, transfer, convey, pledge or hypothecate all or any portion of the Proxy Securities or any interest therein. Any actual or attempted transfer by Karsh of all or any portion of the Proxy Securities or any interest therein in violation of this Agreement shall be null and void. Notwithstanding the foregoing and subject to any agreements now or hereafter existing between Karsh and Ginsburg and/or Sandler, Ginsburg and Sandler agree that Karsh may sell from time to time all or any portion of the Class A Common Stock issuable upon conversion of the Proxy Securities; provided, however, that in order to avoid undue disruption in the public market for the Class A Common Stock, Karsh agrees that all such sales will be in accordance with all requirements of Rule 144 under the Securities Act as if Karsh were an affiliate of the Company and continued to be an affiliate of the Company at all times during the term of this Agreement. Ginsburg and Sandler agree to use reasonable efforts to cause conversion of the Proxy Securities as from time to time required in connection with sales of the Class A Common Stock by Karsh authorized hereby so long as Karsh gives them reasonable advance notice of any such sales.

                                                                       EXHIBIT C


    5. Karsh agrees that at any time, with or without notice to him, Ginsburg and Sandler may transfer any portion or all of the Proxy Securities to one or more voting trusts, the sole voting trustees of which shall be Ginsburg and/or Sandler as they may agree. The voting trustee(s) shall forthwith cause the voting trust to issue to Karsh voting trust certificates indicating Karsh as sole beneficial owner of the Proxy Securities held by the trust. Any such trust shall have a term of ten years and shall automatically be renewed for successive ten-year periods unless terminated by either Karsh or any one or more of the voting trustees not less than six months prior to expiration of the then ten-year period. The voting trust agreement shall contain provisions allowing Karsh to sell Class A Common Stock as provided herein.

    6. The Shareholders acknowledge that counsel for the Company has prepared this Agreement and has advised each Shareholder to retain his own separate legal counsel to advise him in connection herewith. Each Shareholder acknowledges that legal counsel for the Company does not and cannot represent him in connection with the negotiation, preparation, execution and consummation of this Agreement and all transactions contemplated hereby.

    7. (i) This Agreement sets forth the understanding of the parties and supersedes all prior written or oral understandings and agreements and may be modified only by a writing signed by all parties; (ii) No party hereto shall have the right to assign all or any portion of his or its interest in this Agreement to any other person. Subject to the foregoing, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, assigns, legal representatives, heirs and estates of the parties hereto; (iii) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado; (iv) The failure of any party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of such or any other term, covenant or condition; (v) In the event any party takes legal action against any other party in order to enforce the terms of this Agreement, the party in whose favor a final judgment is rendered shall be entitled to recover from the other party his or its reasonable attorneys' fees and costs to be fixed by the court which renders such judgment. Such fees and costs shall include those incurred in connection with any appeal or appeals; (vi) Should any term or condition of this Agreement be determined by a court of competent jurisdiction to be void or unenforceable, all other provisions of this Agreement shall remain in full force and effect; and (vii) All notices required hereunder shall be deemed to have been given when in writing upon the earlier of personal delivery or three days following deposit in the United States mails by certified or registered mail, postage prepaid, to the party at the addresses set forth below. Any party hereto, by notice duly given, may change the address for the giving of notice.

                                                                       EXHIBIT C


    Executed as of the day and year first set forth above, to be effective as of April 9, 1992.



                                       /s/Morris Ginsburg
                                       -----------------------------------
                                       MORRIS GINSBURG

                                       5801 Happy Canyon Dr.
                                       Englewood, Col.  80111
                                       Address

                                       /s/Irwin L. Sandler
                                       -----------------------------------
                                       IRWIN L. SANDLER

                                       9463 E. Lake Ave.
                                       Englewood Colorado  80111
                                       Address

                                       /s/Milton "Bud" Karsh
                                       -----------------------------------
                                       MILTON "BUD" KARSH

                                       10000 E. Yale #60
                                       Denver, Co.  80231
                                       Address



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